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                                                                      Exhibit 23

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors and Stockholders of Citicorp:

We consent to the incorporation by reference of our report dated January 20, 1998 relating to the consolidated balance sheets of Citicorp and subsidiaries as of December 31, 1997 and 1996, the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated balance sheets of Citibank, N.A. and subsidiaries as of December 31, 1997 and 1996 which report appears on page 55 of the 1997 Citicorp Annual Report and Form 10-K, in the following Registration Statements: of Citicorp Nos. 33-33238, 33-64574, and 33-59791 on Form S-3.



/s/ KPMG Peat Marwick LLP

New York, New York
August 13, 1998